Exhibit (a)(5)(D)

xCover sheet

Document title:	Extraordinary Report

Filing to:	Director-General of the Kanto Local Finance Bureau

Filing date:	December 10, 2014

Company name:	Otsuka Holdings Co., Ltd.

Title and name of representative:	Tatsuo Higuchi President and Representative Director, CEO

Registered address:	2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan

Telephone number:	03-6717-1410

Name of contact person:	Naoto Kondo Associate Director, Corporate Finance and Accounting Department

Place of contact:	Shinagawa Grand Central Tower 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan

I.	Reason for submitting the Extraordinary Report

Following a resolution by the board of directors of Otsuka Holdings Co., Ltd. (the “Company”) on November 13, 2014 to acquire Avanir Pharmaceuticals, Inc. (“Avanir”) through an all-cash tender offer (the “Tender Offer”) made by a wholly-owned subsidiary of Otsuka America, Inc. (headquartered in California, the United States, a wholly-owned subsidiary of Otsuka Pharmaceutical Co., Ltd., “Otsuka America”) followed by a merger of Avanir with the same subsidiary (together with the Tender Offer, the “Acquisition”). The Company entered into an agreement to such effect with Avanir on December 2, 2014 (JST). The Company submits this Extraordinary Report under the provisions of Article 24-5, Paragraph 4, of the Financial Instruments and Exchange Act of Japan and Article 19, Paragraph 2, Item 16-2, of the Cabinet Office Ordinance on Disclosure of Corporate Information.

II.	Summary of Report

(1)	Decision-making body regarding the Acquisition

A resolution regarding the Acquisition was made by the board of directors of the Company on November 13, 2014. A resolution to approve the Tender Offer was made by the board of directors of Avanir on December 1, 2014 (PST).

(2)	Corporate name, address and representative of acquiring consolidated subsidiary

a) Corporate name	Bigarade Corporation
b) Address	One Embarcadero Center, Suite 2020, San Francisco, CA 94111, USA
c) Representative	Hirotaka Noma, President and Representative Director

For the purpose of the Acquisition, the Company established an acquisition company, Bigarade Corporation (“Acquisition Company”), which is a wholly-owned subsidiary of Otsuka America. Subject to the successful completion of the Tender Offer, Acquisition Company is intended to merge with and into Avanir, resulting in Avanir becoming a consolidated subsidiary of the Company.

(3)	Corporate information regarding the company to be acquired

a) Corporate name	Avanir Pharmaceuticals, Inc.
b) Address	30 Enterprise, Suite 400 Aliso Viejo, CA 92656, USA
c) Representative	Keith A. Katkin, President and Chief Executive Officer
d) Capital	US $19,366 (as of September 30, 2014)
e) Consolidated net assets	US $18,471,000 (as of September 30, 2013)
f) Consolidated total assets	US $76,079,000 (as of September 30, 2013)
g) Major business activities	Development, manufacturing and sales of pharmaceutical products

(4)	Consolidated operating results of the company to be acquired for last three fiscal years

			(In thousands of dollars)
	Fiscal Year ended September 2011	Fiscal Year ended September 2012	Fiscal Year ended September 2013
Sales	10,495	41,275	75,365
Operating income (loss)	(60,629)	(58,402)	(71,426)
Net profit (loss)	(60,631)	(59,743)	(75,475)

(5)	Capital, personnel or transactional relationship between the Company and its consolidated subsidiaries and the company to be acquired

The Company and Avanir do not currently have any capital, personnel or transactional relationships that require disclosure.

(6)	Purpose of the Acquisition

Avanir is a biopharmaceutical venture company founded in 1988 in Southern California and currently has approximately 500 employees. Avanir specializes in treatments for disorders of the central nervous system (“CNS”) and developed and launched NUEDEXTA® (dextromethorphan hydrobromide/quinidine sulfate) 20 mg/10 mg capsules, the world’s first and only approved treatment for Pseudobulbar Affect (PBA), a neurologic disorder, in the United States in February 2011. Sales of NUEDEXTA® in the twelve-month period from July 2013 to June 2014 were US $94 million, a 50% increase year on year. Avanir markets NUEDEXTA® in the United States through its own sales organization of over 300 sales representatives, 150 of whom were hired to accelerate sales growth of NUEDEXTA® as treatment for PBA. The company’s pipeline includes programs in Alzheimer’s disease, Parkinson’s disease, migraine, and other CNS-related disorders. Preparations for a Phase-III clinical trial for AVP-786, a promising new chemical entity targeting the treatment of agitation associated with Alzheimer’s Disease, are under way.

The acquisition of Avanir is expected to enhance the value of Otsuka Pharmaceutical’s business franchise in three ways: 1) acquisition of NUEDEXTA® for PBA, an indication currently not widely recognized and presenting distinct growth opportunities; 2) acquisition of the late-stage investigational compound AVP-786 in clinical development to treat agitation associated with Alzheimer’s disease and; 3) Avanir’s clinical development and commercial expertise in neurologic diseases, which complements Otsuka Pharmaceutical’s capabilities in psychiatric diseases. These will accelerate Otsuka Pharmaceutical’s existing expansion strategy in the neurologic area, expanding the overall CNS portfolio, inclusive of the psychiatric and neurologic areas, supporting both short-and medium-term growth.

This acquisition is consistent with the Otsuka Group’s investment philosophy of focusing on acquisitions of companies and businesses whose management philosophy, human resources, products and technology enhance corporate value in the long-term and with the Otsuka Group’s strategic concepts of “creativity” and “proof through execution.”

(7)	Total amount of consideration

Approximately US $3,539 million (calculated using the treasury stock method)

Note:	This amount is derived by multiplying the total number of outstanding shares of Avanir common stock (on a fully diluted basis) by the proposed share price (US $17.00 per share of common stock of Avanir).

(8)	Method and Schedule for Avanir’s common stock acquisition

a)	Offeror

Bigarade Corporation

The Company established an acquisition company, Bigarade Corporation (“Acquisition Company”), a wholly-owned subsidiary of Otsuka America, for the purpose of the Acquisition. Subject to completion of the Tender Offer, Acquisition Company is intended to merge with and into Avanir, resulting in Avanir becoming a consolidated subsidiary of the Company.

b)	Offeree

Avanir Pharmaceuticals, Inc.

c)	Type of Stock to be acquired

Common stock

d)	Tender Offer price

US $17.00 (seventeen dollars) per share of common stock

e)	Capital required for the acquisition

Approximately US $3,539 million (calculated using the treasury stock method)

Note: This amount is derived by multiplying the total number of outstanding shares of Avanir common stock (on a fully diluted basis) by the proposed share price (US $17.00 per share of common stock of Avanir).

f)	Tender Offer Period

The initial Tender Offer Period will commence within 10 business days from the date the final agreement was reached with Avanir on this matter (December 2, 2014, JST), and will end 20 business days after its commencement.

Furthermore, if the conditions of the Tender Offer are not satisfied, the Company will be obligated to extend the Tender Offer Period under certain circumstances; however, in no event will the Company be obligated to extend the Tender Offer Period beyond September 2, 2015.

g)	Minimum number of shares tendered

Bigarade Corporation will consummate the tender offer in the event that more than 50% of the issued and outstanding shares of Avanir’s common stock are tendered.

(9)	Change in the number of shares of Avanir common stock that the Company owns as a result of the Tender Offer

Percentage owned prior to the Tender Offer: 0%

Percentage owned after the Tender Offer: 100%*

*	Providing that the Company can acquire 100% of Avanir’s Common Stock through the Tender Offer and subsequent merger.

Note to Investors

The tender offer to purchase shares of Avanir common stock referenced in this report has not yet commenced, and this report is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Avanir common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Bigarade Corporation, a wholly-owned indirect subsidiary of Otsuka Pharmaceutical, will file with the Securities and Exchange Commission (the “SEC”). Avanir will file with the SEC a Solicitation/Recommendation Statement with respect to the tender offer (the “Recommendation Statement”). THE TENDER OFFER STATEMENT AND THE RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the Tender Offer Statement and the Recommendation Statement will be mailed to Avanir stockholders free of charge. Investors and security holders of Avanir also are advised that they may also obtain free copies of the Tender Offer Statement and other documents filed by Bigarade Corporation with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by Avanir (when these documents become available) on the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained in this report, including without limitation expectations as to future sales and operating results, constitute forward-looking statements. Forward-looking statements in this report include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. Words such as “expects,” “anticipates,” “believes,” “plans,” “intends,” “estimates,” “projects,” “forecasts,” “outlook,” and similar expressions are also intended to identify forward-looking statements. The statements involve known and unknown risks, uncertainties, and other factors which may cause the company’s actual results, earnings, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: general industry and market conditions, general domestic and international economic conditions such as interest rate and currency exchange fluctuations, technological advances and patents attained by competitors, challenges inherent in new product development and clinical trials, claims and concerns about product safety and efficacy, obtaining regulatory approvals, domestic and foreign healthcare reforms, and healthcare cost containment, laws and regulations affecting domestic and foreign operations, and failure to gain market acceptance or third-party consents. Risks and uncertainties that could cause results to differ from expectations also include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Avanir stockholders will tender their stock in the offer; the risk that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.